Exhibit 99.1

OPENWAVE ADOPTS SHAREHOLDER RIGHTS PLAN TO PROTECT USE OF NET OPERATING

LOSSES

REDWOOD CITY, CA – January 30, 2012 – Openwave Systems Inc. (Nasdaq: OPWV), a global software innovator and the inventor of the mobile internet, announced today its Board of Directors has adopted a Net Operating Loss (NOL) Shareholder Rights Agreement designed to preserve its substantial tax assets associated with net operating loss carry forwards (NOLs) and built-in losses under Section 382 of the Internal Revenue Code. As of year end 2011, Openwave had tax attributes, including net operating losses and tax credit carry forwards, of approximately $1.6 billion before taxes.

The Company’s ability to generate a tax benefit through the use of its NOLS and built-in losses would be limited in the event of an “ownership change” under Section 382, including if shareholders who own (or deemed under Section 382 of the Internal Revenue Code to own) 5% or more of the Company’s stock increase their collective ownership of the aggregate amount of outstanding shares of Openwave by more than 50 percentage points over a rolling three-year period. Openwave’s Tax Benefits Preservation Plan is similar to plans adopted by many other public companies with significant tax attributes.

“The NOLs are an extremely valuable asset to Openwave, and we are adopting this measure to protect our ability to offset income that we expect to generate in future years, particularly from our Intellectual Property initiatives,” said Mike Mulica, CEO of Openwave. “We see this plan as a central component in the long-term monetization of our patents.”

As part of the plan, Openwave’s Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of its common stock to its stockholders of record as of January 29, 2012. Effective today, if any person or group acquires 4.99% or more of the outstanding shares of common stock, there would be a triggering event under the plan resulting in significant dilution in the ownership interest of such person or group in Openwave stock. The Shareholder Rights Plan exempts stockholders whose current beneficial ownership exceeds 4.99% so long as they do not acquire more than one half of one percent of additional shares of common stock. Openwave’s Board of Directors has the discretion to exempt any acquisition of common stock from the provisions of the tax benefit preservation plan. The plan may be terminated by the Board at any time prior to the preferred share purchase rights being triggered.

Additional information regarding the Tax Benefits Preservation Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is a global software innovator and the inventor of the mobile internet. Openwave established many of the foundational patents that allow mobile devices to connect to the Internet. Over the years, the company has built a patent portfolio of approximately 200 patents covering many innovations spanning smart devices, cloud technologies and unified messaging. Today Openwave provides all-Internet Protocol (all-IP) mediation and messaging solutions that enable communication service providers to create and deliver smarter services.

Building on its mobile data heritage, Openwave mobilizes the Internet with data-driven solutions that comprehensively enhance IP traffic and increase the value of the mobile network. Openwave arms its customers with a 360-degree view of network activity plus the tools to help them proactively optimize network resources (Congestion Control), react to user behavior with smarter data plans and services (Price Plan Innovation), and deliver a contextually relevant messaging experience (Converged Messaging).

Openwave is a global company with a blue chip customer base spanning North America, Latin America, Australia and New Zealand, Asia, Africa, Europe, and the Middle East. It holds Openwave is headquartered in Silicon Valley, California.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Openwave’s expectations regarding its future strategic direction. All statements other than statements of historical fact contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause

Openwave’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. These forward-looking statements are subject to a number of risks, including the ability of Openwave to realize anticipated results of its strategy, the ability of Openwave to use its NOLs to offset income, the ability of Openwave to prevent an ownership change under the Internal Revenue Code, the ability of Openwave to deliver and capitalize on the opportunities of its strategy, the ability of Openwave to execute its strategy as well as those risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K filed on September 6, 2011, and any subsequently filed reports on Forms 10-Q and 8-K. Openwave undertakes no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

Openwave Systems Inc.

Investor Relations	Public Relations
Mike Bishop	Vikki Herrera
The Blueshirt Group	Openwave
mike@blueshirtgroup.com	Vikki.Herrera@openwave.com
Tel: 415-217-4968	Tel: 650-480-6753

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